UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2008

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina

0-7277

56-0945643

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

9990 Princeton Road, Cincinnati, OH		45246
(Address of principal executive offices)		(Zip code)

513-874-8741

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2008, Pierre Foods, Inc. (the “Company” or “Pierre”) announced that Cynthia S. Hughes agreed to become the Company’s Vice President and Chief Financial Officer.  The Company expects Ms. Hughes to commence employment on February 18, 2008.

Ms. Hughes, age 54, has served as Chief Financial Officer of Effox, a division of CECO Environmental Corp., since 2003.  Effox manufactures engineered-to-order dampers and expansion joints for flue gas and process air handling systems.  From 2002 to 2003, she served as the Chief Financial Officer of Klosterman Baking Company, Inc.  From 1996 through 2001, Ms. Hughes served as Vice President, Finance and Information Systems of Pierre, and prior to that, she held various positions within Pierre and its predecessors.

In connection with the employment of Ms. Hughes, the Company entered into an Employment Agreement effective as of February 18, 2008 (the “Employment Agreement”).  The Employment Agreement has a four year term.  Under the terms of the Employment Agreement, Ms. Hughes will receive an annual base salary of $210,000, an automobile allowance of $750 per month, and will be eligible to participate in the Company’s health and benefit programs available to employees with a similar level of responsibility.  In addition, Ms. Hughes will be eligible to participate in any bonus programs offered by the Company for similarly situated employees, and will be paid a one-time $15,000 bonus on February 29, 2008.

Ms. Hughes will also be entitled to certain severance benefits under the Employment Agreement in the event of her termination of employment.  If she is terminated without Cause (as defined in the Employment Agreement), by reason of her death or disability, or if she voluntarily resigns for Good Reason (as defined in the Employment Agreement), and a Sale of the Company (as defined in the Employment Agreement) shall have not occurred or be pending at the time of such termination, she will be entitled to receive one year of her then-current base salary.  If a Sale of the Company has occurred or is pending at the time of such termination, and her employment is terminated without Cause, by reason of her death or disability, or if Ms. Hughes voluntarily resigns for Good Reason, she will be entitled to receive her then-current base salary for a period equal to the greater of (i) two years following the Sale of the Company, or (ii) one year following the termination of her employment.  In addition, she will be entitled to reimbursement of COBRA premiums if she elects to continue such coverage during the period in which she receives severance pay.  Any payments or benefits available under the Employment Agreement upon termination of employment are conditioned upon Ms. Hughes’ execution of a general release in favor of the Company.

In addition, Pierre Holding Corp., an affiliate of the Company (“Holding”), has entered into a Restricted Stock Agreement with Ms. Hughes effective as of February 18, 2008 (the “Restricted Stock Agreement”).  The Restricted Stock Agreement is subject to the terms and provisions of the Pierre Holding Corp. 2008 Restricted Stock Plan, and provides that Ms. Hughes will purchase 5,000 shares of restricted common stock of Holding for $.25 per share.  The shares will vest over a four year period and are subject to repurchase by Holding and Madison Dearborn Capital Partners IV, L.P., an affiliate of Holding (“MDP”), upon the termination of Ms. Hughes’ employment with the Company.  All unvested shares may be repurchased by Holding or MDP for $.25 per share and all vested shares may be repurchased for the fair market value of such shares at the time of such repurchase.

The descriptions in this Item 5.02 of the Employment Agreement and Restricted Stock Agreement are qualified in their entirety by reference to the full text of each such agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

In connection with the employment of Ms. Hughes, Joseph W. Meyers, the current Chief Financial Officer of the Company, shall become the Vice President, Finance, of the Company, effective February 18, 2008.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits

10.1                                             Employment Agreement dated February 18, 2008 between Pierre Foods, Inc. and Cynthia S. Hughes.

10.2                                             Restricted Stock Agreement dated February 18, 2008 between Pierre Holding Corp. and Cynthia S. Hughes.

10.3                                             Pierre Holding Corp. 2008 Restricted Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.

Date:	February 15, 2008	By:	/s/ Joseph W. Meyers
Joseph W. Meyers
Chief Financial Officer